CONSULTING GROUP CAPITAL MARKETS FUNDS

January 25, 2016

BlackRock Financial Management, Inc.

40 East 52nd Street

New York, NY 10022

Fax: (212) 810-3744

Attention: General Counsel

Subject: Consulting Group Capital Markets Funds Amendment to Investment Advisory Agreement

Dear General Counsel:

In connection with the Investment Advisory Agreement (the “Agreement”) dated October 28, 2009, and as amended from time to time, between Consulting Group Advisory Services LLC (the “Manager”) and BlackRock Financial Management, Inc. (the “Adviser”) on behalf of the Consulting Group Capital Markets Funds and in addition to those terms and conditions stated therein, the Manager and Adviser agree to the following:

Effective as of February 22, 2016 (the “Effective Date”), Appendix A to the Agreement is hereby deleted and replaced in its entirety with the updated version of Appendix A attached hereto. Commencing as of the Effective Date, all references to the term “Agreement” shall mean the Agreement, as amended hereby.

If the terms and conditions described above are in accordance with your understanding, kindly indicate your acceptance of this Amendment by signing and returning to us the enclosed copy.

THE MANAGER		THE ADVISER

CONSULTING GROUP ADVISORY SERVICES LLC		BLACKROCK FINANCIAL MANAGEMENT, INC.

By:	/s/ Robert Garcia	By:	/s/ Salim Ramji
Name:	Robert Garcia	Name:	Salim Ramji
Title:	co-Chief Operating Officer	Title:	Senior MD